UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  October 28, 2010

ACTIVISION BLIZZARD, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-15839	95-4803544
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3100 Ocean Park Boulevard, Santa Monica, CA		90405
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code:  (310) 255-2000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                                        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)     On October 28, 2010, Stephen Wereb was elected to serve as the Senior Vice President and Chief Accounting Officer of Activision Blizzard, Inc. (the “Company”) and was appointed the Company’s principal accounting officer.   Mr. Wereb, 45, joined the Company in January 2006 as the Vice President, Finance and Corporate Controller of Activision Publishing, Inc., a subsidiary of the Company and the Company’s primary operating unit until the consummation of the business combination between the Company and Vivendi, S.A., and was promoted to Senior Vice President, Corporate Controller of the Company in July 2008 following that combination.  Prior to joining the Company, he held a number of positions of increasing responsibility within the finance departments of Sun Microsystems and The Procter & Gamble Company, including most recently as Senior Finance Director for Sun’s Strategic Financial Planning activities.  Mr. Wereb holds a B.S.B.A. in accounting from Miami University.

The terms under which Mr. Wereb will serve as the Company’s Senior Vice President and Chief Accounting Officer are set forth in an employment agreement between him and the Company (the “Wereb Agreement”).  Mr. Wereb’s term of employment under the Wereb Agreement began as of September 1, 2010 and will end on June 30, 2014.

Pursuant to the Wereb Agreement, Mr. Wereb’s annual base salary is $360,000, and it may be increased periodically.  Mr. Wereb will be eligible to receive an annual bonus with a target amount of 60% of his base salary, the actual amount of which will be determined by the Company in its sole discretion based on his overall performance and the performance of the Company and its subsidiaries.

Pursuant to the Wereb Agreement, if Mr. Wereb dies during the term, his estate will receive a lump sum payment equal to two times his base salary.  If Mr. Wereb’s employment during the term is terminated by the Company without cause or in the event he is disabled, or by Mr. Wereb following the relocation of his principal place of business without his consent, Mr. Wereb or his legal representative, as the case may be, will, subject to the execution of an effective and irrevocable waiver and release, receive severance in the form of salary continuation through the expiration of the term.  In any of those termination scenarios, Mr. Wereb, his legal representative or his estate, as the case may be, will also receive an amount equal to the sum of (1) if that termination occurs prior to the date on which Mr. Wereb would have otherwise been paid a bonus for the year prior to his termination, an amount equal to the annual bonus that the Company determines Mr. Wereb would have received for that year and (2) a pro-rated bonus for the year of termination, where, for purposes of calculating the amount of such bonus, any goals will be measured by actual performance.  Mr. Wereb’s receipt of the aforementioned severance is conditioned upon his not breaching his post-termination obligations to the Company, described below, and not obtaining any subsequent employment of any kind.

Pursuant to the Wereb Agreement, Mr. Wereb will receive a grant of an option to purchase 155,000 shares of the Company’s common stock and 70,000 restricted share units representing the right to receive shares of the Company’s common stock, which awards will vest ratably on each of June 29, 2012, 2013 and 2014.  These equity awards are subject to the terms of the Activision Blizzard, Inc. 2008 Incentive Plan and the Company’s standard forms of employee award agreements.  If Mr. Wereb’s employment is terminated during the term, these equity awards will cease to vest.  Further, unless Mr. Wereb is terminated for cause, in which case the awards will be cancelled, the vested restricted share units will be paid in accordance with their terms and the vested options will remain exercisable for a limited period of time.

Pursuant to the Wereb Agreement, until the second anniversary of the expiration of the term of his employment, Mr. Wereb is restricted from soliciting the employment of anyone then employed by the Company or its subsidiaries (or anyone who was employed by them during Mr. Wereb’s final 90 days of employment).  During the term, Mr. Wereb is also restricted from inducing any of the Company’s business partners to alter its relationship with the Company.  Mr. Wereb is also generally not permitted to negotiate for other employment before the final six months of the term.  In additional, Mr. Wereb is prohibited from competing with us during the term.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 29, 2010	ACTIVISION BLIZZARD, INC.

	By:	/s/ Chris B. Walther
Chris B. Walther
Chief Legal Officer and Secretary